Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS 3RD QUARTER 2008 FINANCIAL AND OPERATING RESULTS

Houston, Texas, November 6, 2008 – Dune Energy, Inc. (AMEX:DNE) today announced financial and operating results for the third quarter ended September 31, 2008, as summarized below:

Income

The Company reported $7.5 million net income available to common shareholders for the third quarter of 2008, or $0.08 primary earnings per share. This compares with a net loss available to common shareholders of $13.1 million for the third quarter of 2007, or $0.17 primary earnings per share. Included in the results for the third quarter of 2008 was $23.7 million of realized and unrealized gains associated with hedging activities. Preferred stock dividends, paid in the form of a PIK (payment in kind), totaled $6.7 million in the third quarter of 2008. Net income from continuing operations was $14.6 million versus a $5.1 million loss in the third quarter of 2007.

Revenue and Production

Revenue for the third quarter of 2008 totaled $36.3 million from continuing operations, as compared with $23.9 million for the third quarter of 2007. The Barnett Shale properties were classified as a discontinued operation, and will be discussed separately. Production volumes for the third quarter totaled 177 Mbbls of oil and 1.4 Bcf of natural gas, or 2.5 Bcfe, as compared with 188 Mbbls of oil and 1.4 Bcf of natural gas, or 2.5 Bcfe for the third quarter of 2007. Third quarter of 2008 average sales price per barrel of oil was $123.81 and $10.29 per Mcf for natural gas, versus $75.41 per barrel and $6.96 per Mcf, respectively, in the third quarter of 2007. This is the first quarter in which comparisons to the prior year’s quarter reflect similar assets acquired in May of 2007. The primary reason for the increased revenue was higher commodity prices. Hurricanes Gustav and Ike initially caused approximately a 0.5 Bcfe deferral of production. Such production has since been restored to pre-storm levels.

Costs and Expenses

For the third quarter of 2008, field level LOE was $6.41 million. Severance and Ad Valorem taxes were $2.97 million. Workover expense was $1.16 million. Total operating expenses were $10.54 million in this quarter versus $10.9 million in the third quarter of 2007. Overall production costs have been reduced slightly from the third quarter of 2007 on essentially identical production. Had the hurricanes not deferred production from the third quarter, the Company’s costs on an Mcfe basis would have improved dramatically. As much of the field level costs are fixed, increased production will improve operating costs on an Mcfe basis. Additionally in the third quarter of 2008, the Company incurred significant one time expenses at the field level for repairs to infrastructure caused by the hurricanes. These costs, however, were not sufficient to trigger an insurance claim, as they were all within the field level deductible.

DD&A expense was $12.2 million for the third quarter of 2008, while cash G&A expense totaled $3.4 million. Stock based compensation was $1.5 million in the quarter. Interest and financing expense was $8.9 million for the third quarter. The Company expects that G&A, and interest and financing expenses will remain at or near these levels for the remainder of 2008. DD&A is expected to increase quarterly commensurate with increased production.

Discontinued Operations – Barnett Shale

Dune concluded the previously announced sale of its Barnett properties in the third quarter. The Company has retained one property with a value of $1.2 million, which is expected to be added to the sale process as soon as certain minor lease deficiencies are cured.

Liquidity

Cash at the end of the quarter was $33.4 million, versus $16.8 million at year end 2007. Accounts payable have decreased from $56.6 million at year end 2007 to $4.4 million at the end of the third quarter. There are no cash borrowings under the $40 million revolver. Third quarter capital spending was $12.8 million, bringing the year to date total to $34.2 million. We anticipate a capital program of $14 to $18 million for the fourth quarter.

Earnings before Interest, Taxes, Depreciation, Amortization and Exploration, (EBITDAX) is a supplemental performance gauge and not a GAAP measure. However, when viewed over time, it does provide an indication of directional liquidity and debt service capability while filtering out the effects of non-cash charges. In this respect, Dune has continued to demonstrate sustained improvement as EBITDAX totaled $70.2 million for the nine months of 2008, of which approximately $18.2 million was attributable to the hurricane-impaired third quarter. Notwithstanding the effects of Hurricanes Gustav and Ike, this represented a substantial improvement over the EBITDAX of $19.6 million recorded during first three fiscal quarters of 2007 and the $11.2 million registered in the storm-free third quarter of the prior year. While higher commodity prices contributed significantly to these results, gains in operating efficiency also added to the improvement.

Operational Highlights

•	Drilling Program

Garden Island Bay #912 was drilled to a total depth of 8,810 feet and logged three separate pay intervals totaling 130 feet. Completion is currently ongoing in the deepest sand with anticipated rates of approximately 500 barrels per day. Dune has a 100% working interest in all Garden Island Bay wells. The Garden Island Bay #915 is currently drilling and should reach total depth of 6,116 feet before the end of the month. The Garden Island Bay #914 will spud in December and be completed in early January. At Chocolate Bayou, the Company is working with its partners to spud a second well, targeting the untested IP Farms interval plus several shallower sands. At Bayou Couba, we anticipate spudding a high potential exploratory test on the south flank of the dome. Depending upon partner negotiations, these wells could be ready to spud in the first or second quarter of 2009. Dune’s working interest is anticipated to be 30-50%. At Leeville Field, the Company has participated with a private entity in drilling four separate wells, which will add approximately 0.6 Mmcfe/day net to Dune’s interest in the fourth quarter. In Sweetwater County Wyoming, we participated with a non-operated 30% working interest in the Delaware Deep Unit #4 well. The well has logged apparent pay in the Almond Channel below 12,000’. Additional apparent pays were found in the shallower Lance sand interval. A pipeline is currently being installed and the well is anticipated to be fracture stimulated later in the month, and on production prior to year end. Success from this well would set up an additional 7-9 locations within this 17,000 acre federal unit.

•	Production

Production for the third quarter, including the Barnett properties until sold, was 30.8 Mmcfe/day, within the previously provided guidance. Hurricanes Gustav and Ike caused approximately 0.5 Bcfe, or 5.4 Mmcfe/day, of deferrals for the quarter. Production has been restored to pre hurricane levels of approximately 30 Mmcfe/day. The completions described above along with ongoing workovers should result in fourth quarter production of 32-34 Mmcfe/day.

2009 Capital Program

For 2009, the Company has identified numerous opportunities totaling approximately $80 million, which could result in production averaging 40 to 44 Mmcfe per day, or approximately 25% above 2008 levels. Because Dune operates almost all of its fields and does not have drilling obligations in place; the company will maintain a very measured approach to 2009 capital spending and react to success and commodity prices as appropriate. For the early part of the year, Dune will manage to a base level annual capital budget of approximately $50 million, which will target a 10% increase in 2009 production volumes, and be within cash flow and availability should prices remain at current levels.

James A. Watt, Dune’s President and Chief Executive Officer stated, “We have a large number of both lower risk/reward and higher risk/reward opportunities available within our producing fields. This portfolio of opportunities will allow us to pursue a flexible capital expenditure program designed to maximize returns and minimize risk. We will manage developing these projects within available cash flow and availability under our revolver. We have no near term restrictive covenants in our debt instruments and significant time available before any refinancing of these instruments is necessary. Establishing partnerships for drilling the higher risk/reward projects combined with our high working interest development drilling programs will add volumes, reserves, and cash flow and long term value for our shareholders.”

Dune will hold a conference call on Friday, November 7, 2008 at 10:00 a.m. CST (11:00 EST). Please call toll free:

United States:	(800) 762-6568
International:	(480) 248-5088

A replay of the conference call will be available on November 7, 2008 at 1:00 p.m. EST and end on November 21, 2008, by dialing toll free:

United States:	(800) 475-6701
International:	(320) 365-3844
Access Code:	967819

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300